April 30, 2021
Summary Prospectus For New Investors In Group Variable Universal Life Insurance Policies And Certificates (Metflex GVUL D)
Issued by Paragon Separate Account B Metropolitan Life Insurance Company
This Summary Prospectus summarizes key features of the Group Policies and the Certificates issued under the Group Policies (“Certificates”) of Metropolitan Life Insurance Company (“Metropolitan Life”, “MetLife”, “we”, “our”, “us” or “the Company”).
Before you invest, you should also review the prospectus for the Group Policies and the Certificates which contains more information about the Group Policies’ and the Certificates’ features, benefits, and risks. You can find this document and other information about the Group Policies’ and the Certificates online at dfinview.com/metlife/tahd/MET000250  . You can also obtain this information at no cost by calling 1-800-756-0124 or by sending an email request to GVUL-eservice@metlifecommercial.com.
You may cancel your Certificate generally within 20 days (or such longer period as state law requires) of your receipt of the Certificate or, if later, 45 days after you sign the application for coverage. You may return the Certificate during this period for a refund. We will refund an amount equal to all premiums paid under the Certificate. You should review this prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable life insurance contracts, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
Please note that the Certificates and the Portfolios are not guaranteed to achieve their goals, are not federally insured, are not endorsed by any bank or government agency, and are subject to risks, including the loss of the amount invested.
The Securities and Exchange Commission (“SEC”) has not approved or disapproved the Certificate or determined that this Prospectus is adequate or complete. Any representation to the contrary is a criminal offense.
IMPORTANT INFORMATION
Beginning on January 1, 2021, as permitted by regulations adopted by the Securities and Exchange Commission, paper copies of a Portfolio’s shareholder reports will no longer be sent by mail, unless you specifically request paper copies of the reports from us.
Instead, the shareholder reports will be made available on dfinview.com/metlife/tahd/MET000250  and you will be notified by mail each time a shareholder report is posted and provided with a website link to access the shareholder report.
If you already elected to receive your shareholder report electronically, you will not be affected by this change, and you need not take any action. You may elect to receive shareholder reports and other communications electronically, including Portfolios prospectuses and other information we send you by calling us at (800) 756-0124.
If you wish to continue to receive shareholder reports in paper on and after January 1, 2021, we will continue to send you all future reports in paper, free of charge. Please call (800) 756-0124 if you wish to continue receiving paper copies of the Portfolios’shareholder reports. Your election to receive shareholder reports in paper will apply to all Portfolios available under your Certificates.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE CERTIFICATE
	FEES AND EXPENSES			LOCATION IN PROSPECTUS
Charges for Early Withdrawals	None
Transaction Charges	You may be subject to transaction charges that may apply if you surrender your Certificate or make a partial withdrawal. You also may be charged for other transactions such as when you make a premium payment, transfer cash value between investment options, or exercise your Accelerated Death Benefit Option.			“Charges and Deductions — Transaction Charges”
Ongoing Fees and Expenses (annual charges)	In addition to charges described above, an investment in the Certificate is subject to certain ongoing fees and expenses, including a mortality and expense risk charge and a monthly deduction covering the cost of insurance under the Certificate, monthly administrative charge and optional benefits added by rider, and such fees and expenses are set based on characteristics of the insured (e.g., the age and rate class of the covered person) as well as the Group characteristics. Please refer to the specifications page of your Certificate for applicable rates.

	You will also bear expenses associated with the Portfolios available under your Certificate, as shown in the following table.			“Charges and Deductions — Monthly Deduction” “Charges and Deductions — Mortality and Expense Risk Charge” “Charges and Deductions — Portfolio Charges and Expenses”
	ANNUAL FEE	MIN.	MAX.
	Investment options (Portfolio fees and expenses)	0.28%	0.77%
	RISKS			LOCATION IN PROSPECTUS
Risk of Loss	You can lose money by investing in the Contract.			“Principal Risks”
Not a Short-Term Investment	The Certificates are designed to provide insurance protection. They should not be used as a short-term investment or if you need ready access to cash, because you will be charged when you make premium payments and you will also pay a transaction fee on partial withdrawals.			“Principal Risks”
Risks Associated with Investment Options	An investment in this Certificate is subject to the risk of poor investment performance and can vary depending on the performance of the Portfolios available under the Certificate. Each investment option (including any Fixed Account investment option) has its own unique risks. You should review the investment options before making an investment decision.			“Principal Risks”
Insurance Company Risks	Investments in the Certificate are subject to the risks related to Metropolitan Life including any obligations (including under any Fixed Account investment options), guarantees, and benefits of the Certificate are subject to the claims paying ability of Metropolitan Life. If Metropolitan Life experiences financial distress, it may not be able to meet its obligations to you. More information about Metropolitan Life, including its financial strength ratings, is available upon request by calling call 1-800-756-0124 or visiting: https://www.metlife.com/about-us/corporate-profile/ratings/.			“Principal Risks”

	RISKS	LOCATION IN PROSPECTUS
Contract Lapse	Your Certificate may lapse if you have paid an insufficient amount of premiums or if the investment experience of the Portfolios is poor and the cash surrender value under your Certificate is insufficient to cover the monthly deduction. Lapse of a Certificate on which there is an outstanding loan may have adverse tax consequences. If the Certificate lapses, no death benefit will be paid. A Certificate may be reinstated if the conditions for reinstatement are met including the payment of required premiums.	“Principal Risks — Certificate Lapse”
	RESTRICTIONS	LOCATION IN PROSPECTUS
Investments	At the present time, no charge is assessed against the cash value of a Certificate when amounts are transferred among the Divisions of the Separate Account and between the Divisions and the Fixed Account, but we reserve the right to impose a charge of $25 to cover administrative costs incurred in processing any transfer in excess of 12 in a Certificate year. Certificate owners may transfer cash value between and among the investment divisions and the Fixed Account. Restrictions may apply to frequent transfers.

	Metropolitan Life reserves the right to remove or substitute portfolio companies as investment options that are available under the Certificate.	“Features of the Certificate - Transfers”
Optional Benefits	Rider availability is subject to your employer making the rider available. Depending upon your Employer's requirements, certain Policy riders may only be able to be added to in force Policies during the Employer's annual enrollment. With respect to the dependent life benefit riders (spouse coverage or child coverage), the Policy owner must be in active status as an employee of the Employer in order to add these riders.	“Features of the Certificate -Additional Benefits and Riders”
	TAXES	LOCATION IN PROSPECTUS
Tax Implications	Consult with a tax professional to determine the tax implications of an investment in and payments received under this Certificate.

Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.

	Lapse of a Certificate on which there is an outstanding loan may have adverse tax consequences.	“Federal Tax Matters”
	CONFLICTS OF INTEREST	LOCATION IN PROSPECTUS
Investment Professional Compensation	Your investment professional may receive compensation relating to your ownership of a Certificate, This conflict of interest may influence your investment professional when advising you on your Certificate. These investment professionals may have a financial incentive to offer or recommend the Certificate over another investment.	“Distribution of the Group Policy and the Certificates”
Exchanges	Some investment professionals may have a financial incentive to offer you a new policy in place of your current Certificate. You should only exchange your Certificate if you determine, after comparing the features, fees, and risks of both policies, that it is better for you to purchase the new policy rather than continue to own your existing Certificate.	“Distribution of the Group Policy and the Certificates”

OVERVIEW OF THE CERTIFICATE
Purpose of the Certificate
The Certificate is designed for use in employer-sponsored life insurance programs to provide employees who elect coverage tax deferred accumulation of assets through an investment portfolio and a death and/or other benefits. The Certificate may be appropriate for an investor who has a longer time horizon, is not purchasing the Certificate for short-term liquidity needs and desires life insurance coverage.
Premium Payments
Where provided by an Employer, the minimum initial premium and the planned premium will be remitted to us by the Employer on your behalf pursuant to a premium payment schedule (the “Payroll Deduction Plan”). You must authorize the amount of the premiums remitted by the Employer. If the Employer does not provide a Payroll Deduction Plan, you must pay the minimum premium and the planned premium directly to us. In addition to planned premiums, you may send unscheduled premium payments directly to us at any time and in any amount, subject to the minimum and maximum premium limitations. No insurance will take effect until the minimum initial premium set forth in the specifications pages of the Certificate is paid, and the health and other conditions, including eligibility of the insured described in the application for insurance, must not have changed. Every premium payment (other than a planned premium) paid must be at least $20. We reserve the right not to accept a premium payment other than a planned premium for up to six months from the date a partial withdrawal is paid to you, unless the premium payment is required to keep the Certificate in force. We will not accept any premium payment that would cause your total premiums to exceed current maximum premium limitations that qualify the Certificate as life insurance according to federal tax laws. The planned premium is an amount that you arrange to pay for the Certificate that is based on the requested initial Face Amount, the Issue Age of the Insured and the charges under the Certificate. You are not required to pay premiums equal to the planned premium. Premium payments made directly to us should be sent to our Administrative Office. The payment of a given premium will not necessarily guarantee that your Certificate will remain in force. Rather, this depends on the Certificate’s cash surrender value. Insufficient premiums may result in lapse of the Certificate. Premiums may be allocated among the investment options including the Fixed Account. Additional information about each Portfolio including its investment objective, advisers and any sub-advisers as well as current expenses and certain performance information is included in Appendix A.
Features of the Certificate
The Certificate has a number of features designed to provide lifetime insurance coverage as well as maximum flexibility in connection with premium payments and death benefits, including flexibility to change the type and amount of the death benefit; flexibility in paying premiums; loan privileges; surrender privileges; and optional insurance benefits.
Standard Death Benefit. We pay death benefit proceeds to the Beneficiary once we have received satisfactory proof of the Insured’s death, or to you, before the Insured’s death and under circumstances described in available riders. The death benefit proceeds equal the death benefit PLUS any additional benefit provided by rider and MINUS any outstanding Indebtedness and any unpaid monthly deductions and any benefits paid under the Accelerated Benefits Rider as of the end of the Valuation Period that includes the date of the Insured’s death.
You may choose between two standard death benefit options available under the Certificate. After the first Certificate Anniversary, you may change the death benefit option while the Certificate is in force. Changing the death benefit option may have tax consequences. We calculate the amount payable under each death benefit option as of the Insured’s date of death.
•	Death Benefit Option A is a “Level Type” death benefit equal to the Face Amount of the Certificate or, if greater, a percentage of Cash Value based on federal tax law requirements.
•	Death Benefit Option B is an “Increasing Type” death benefit equal to the Face Amount of the Certificate plus the Cash Value or, if greater, a percentage of Cash Value based on federal tax law requirements. This option is the only option presented for purchase for certain Group Policies and Employer-sponsored programs.
So long as a Certificate remains in force, the death benefit under either option will be at least equal to the current Face Amount. The death benefit will never be less than the minimum amount required for the Certificate to be treated as life insurance under U.S. Federal income tax rules, as in effect on the date the Certificate was issued.
Surrenders. At any time that a Certificate is in effect, you may elect to surrender the Certificate and receive its Cash Surrender Value. A surrender may have tax consequences.
Partial Withdrawals. You may request to withdraw part of the Cash Surrender Value once each Certificate Month. Partial withdrawals may have federal income tax consequences and may increase the risk that your Certificate will lapse (terminate without value).
Transfers. Subject to certain restrictions, you may transfer Cash Value among the Divisions of the Separate Account or Fixed Account. There are restrictions on transfers involving the Fixed Account. We may restrict transfers in the future or even revoke the transfer privilege for certain Owners. For additional information on the restrictions we may impose on transfers and the costs and risks to you that can result from disruptive trading activities.
Loans. You may borrow against the Cash Value of a Certificate. We transfer a portion of the Cash Value equal to the amount of the loan, and an amount equal to the present value of the loan interest due, from each Division of the Separate Account and the Fixed Account to the Loan Account as collateral for the loan. The maximum amount you may borrow is an amount equal to 85% of the Cash Value on the date the loan is requested less any outstanding Indebtedness. We charge interest on the amount of the Certificate Loan at a maximum annual rate of 8%. We will credit interest on amounts in the Loan Account at an annual rate that will not be lower than the guaranteed minimum rate in effect on the issue date of your Group Policy, which in no event will be lower than 1%. Loans may have tax consequences.
Additional Benefits and Riders. We offer several optional insurance benefits and riders that provide supplemental benefits under the Certificate. These are the Waiver of Monthly Deductions During Total Disability Rider, Children’s and Spouse's Dependent’s Life Benefit Rider, Accelerated Benefits Rider, Accidental Death and Dismemberment Insurance Rider. We generally deduct any monthly charges for these options and riders from the Cash Value as part of the monthly deduction. These riders may not be available in all states and some Plans may not offer certain riders. Please contact us at our Administrative Office for further details.
Paid-Up Certificate Benefit. You can choose to terminate the death benefit (and any riders in effect) and use all or part of the Cash Surrender Value as a single premium for a “paid-up” benefit. (“Paid-up” means no further premiums are required.)

STANDARD DEATH BENEFITS
Standard Death Benefit
As long as the Certificate remains in force, we will pay the death benefit proceeds to the Beneficiary once we receive at our Administrative Office (i) satisfactory proof of the Insured’s death, (ii) instructions on how to pay the proceeds, and (iii) any other documents, forms and information we need. We may require you to return the Certificate.
Death benefit proceeds equal:
•	the death benefit (described below); plus
•	any additional insurance provided by rider; minus
•	any unpaid monthly deductions; minus
•	any outstanding Indebtedness.
An increase in Face Amount will increase the death benefit, and a decrease in Face Amount will decrease the death benefit. We may further adjust the amount of the death proceeds under certain circumstances.
If you have a rider permitting the accelerated payment of death benefit proceeds, the death benefit may be paid in a single sum before the death of the Insured, and would be less than otherwise would be paid upon the death of the Insured.
Payment of the Death Benefit
Death benefit proceeds under the Certificate ordinarily will be paid within 7 days after we receive proof of the Insured’s death and all other documentation required at our Administrative Office. Payment may, however, be postponed in certain circumstances. The death benefit will be reduced by any outstanding Indebtedness and any due and unpaid Monthly Deduction accruing during a grace period.
We will pay the proceeds in one sum, including either by check, by placing the amount in an account that earns interest, or by any other method of payment that provides the Beneficiary with immediate and full access to the proceeds. We will pay interest on the proceeds as required by the applicable state law.
Unless otherwise requested and subject to state law, the Certificate’s death proceeds will generally be paid to the Beneficiary through a settlement option called the Total Control Account. The Total Control Account is an interest-bearing account through which the Beneficiary has immediate and full access to the proceeds, with unlimited draft writing privileges. We credit interest to the account at a rate that will not be less than a guaranteed minimum annual effective rate. You may also elect to have any Certificate surrender proceeds paid into a Total Control Account established for you.
Assets backing the Total Control Accounts are maintained in our general account and are subject to the claims of our creditors. We will bear the investment experience of such assets; however, regardless of the investment experience of such assets, the interest credited to the Total Control Account will never fall below the applicable guaranteed minimum annual effective rate. Because we bear the investment experience of the assets backing the Total Control Accounts, we may receive a profit from these assets. The Total Control Account is not insured by the FDIC or any other governmental agency.

Every state has unclaimed property laws which generally declare life insurance policies to be abandoned after a period of inactivity of three to five years from the date any death benefit is due and payable. For example, if the payment of a death benefit has been triggered, and after a thorough search, we are still unable to locate the beneficiary of the death benefit, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the beneficiary or the policy owner last resided, as shown on our books and records. (“Escheatment” is the formal, legal name for this process.) However, the state is obligated to pay the death benefit (without interest) if your beneficiary steps forward to claim it with the proper documentation and within certain mandated time periods. To prevent your Certificate’s death benefit from being paid to the state’s abandoned or unclaimed property office, it is important that you update your beneficiary designation — including complete names and complete address — if and as they change. You should contact our Administrative Office in order to make a change to your beneficiary designation.
Standard Death Benefit Options
The Certificate provides two death benefit options: a “Level Type” death benefit (“Option A”) and an “Increasing Type” death benefit (“Option B”). Under certain Plans, however, Option B may be the only death benefit option presented. We calculate the amount available under each death benefit option as of the date of the Insured’s death.
Under Option A, the death benefit is:
•	the current Face Amount of the Certificate or, if greater,
•	the applicable percentage of Cash Value on the date of death.
The applicable percentage is 250% for an Insured Attained Age 40 or below on the Certificate Anniversary before the date of the Insured’s death. For Insureds with an Attained Age over 40 on that Certificate Anniversary, the percentage is lower and gradually declines with age until it reaches 100% at age 95.
Under Option B, the death benefit is:
•	the current Face Amount plus the Cash Value of the Certificate or, if greater,
•	the applicable percentage of the Cash Value on the date of death. The applicable percentage is the same as under Option A.
Which Death Benefit Option to Choose. Owners who prefer to have favorable investment performance reflected in higher death benefits for the same Face Amount generally should select Option B. Owners who prefer to have premium payments and favorable investment performance reflected to the maximum extent in Cash Value should select Option A.
The amount of the death benefit may vary with the amount of the Cash Value. Under Option A, the death benefit will vary as the Cash Value varies whenever the Cash Value multiplied by the applicable percentage exceeds the Face Amount. Under Option B, the amount of the death benefit will always vary as the Cash Value varies (but will never be less than the Face Amount).
Changing Death Benefit Options
After the first Certificate Anniversary, you may change the death benefit option. A request for a change must be made directly to us in writing. The effective date of such a change will be the Monthly Anniversary on or following the date we receive the change request. If an increase in Face Amount precedes or occurs concurrently with a change in death benefit option, the cost of insurance charge may be different for the amount of the increase.

Changing the death benefit option may result in a change in Face Amount. If an Owner changes from Option A to Option B, the Face Amountafter the change will equal the Face Amount before the change LESS the Cash Value on the effective date of the change. Any written request to change from Option A to Option B must be accompanied by satisfactory evidence of insurability. We will not accept a change from Option A to Option B if doing so would reduce the Face Amount to less than $10,000. If an Owner changes from Option B to Option A, the Face Amount after the change will equal the Face Amount before the change PLUS the Cash Value on the effective date of change. We will not impose any charges in connection with a change from death benefit Option B to Option A. Changing the death benefit option also may have tax consequences and may affect the net amount at risk over time (which would affect the monthly cost of insurance charge). However, we will not permit any change that would result in your Certificate being disqualified as a life insurance contract under Section 7702 of the Code. You should consult a tax adviser before changing death benefit options.
Changing Face Amount
You select the Face Amount when applying for the Certificate. Subject to certain limitations set forth below, you may increase or decrease the Face Amount of a Certificate (without changing the death benefit option) after the first Certificate Anniversary. A change in Face Amount may affect the cost of insurance rate and the net amount at risk, both of which affect your cost of insurance charge. Changing the Face Amount also may have federal income tax consequences and you should consult a tax adviser before doing so.
You may increase the Face Amount by submitting a written request and providing satisfactory evidence of insurability. If approved, the increase will become effective on the Monthly Anniversary on or following receipt at our Administrative Office of the satisfactory evidence of insurability. The amount of the increase may not be less than $5,000, and the Face Amount may not be increased to more than the maximum Face Amount for that Certificate. Although an increase need not necessarily be accompanied by additional premium, the Cash Surrender Value in effect immediately after the increase must be sufficient to cover the next monthly deduction.
Face Amount Increases. If you are paying premiums under a Payroll Deduction Plan, you may increase the Face Amount and under certain conditions may do so without providing evidence of insurability. These conditions vary from Plan to Plan and may include a change in family status due to marriage, divorce or the addition of a child (subject to maximum increase amounts) or an increase in your salary provided you have not previously declined any such increase in your Face Amount. The conditions and requirements that apply to your Plan are set forth in the Certificate. If evidence of insurability is not required, the increase will generally become effective on the Monthly Anniversary on or following the date of the request.
Face Amount Decreases. You may decrease the Face Amount by written request to us. Any decrease in the Face Amount will become effective on the Monthly Anniversary on or following our receipt of the written request. The amount of the requested decrease must be at least $5,000 and the Face Amount remaining in force after any requested decrease may not be less than the minimum Face Amount, $10,000. If, following a decrease in Face Amount, the Certificate would not comply with the maximum premium limitations required by federal tax law, we will (at your election) either limit the decrease or return Cash Value to you to the extent necessary to meet those requirements.
A decrease in the Face Amount generally will reduce the net amount at risk, which will reduce the cost of insurance charges.
Mandatory Face Amount Decreases Provision. Your Certificate may contain a provision that would reduce the Face Amount as the Insured attains various ages. The ages at which a reduction will be triggered and the amount of the reduction may vary from Plan to Plan but will apply consistently to all Certificates issued under the Plan. Please refer to your Certificate to determine if it contains this provision and if so, what ages and percentages apply.
An example of how the provision will work is as follows: a Certificate may provide that on or after age 65, the Face Amount will be reduced to 65% of the Face Amount in effect on the day before the Insured’s 65th birthday (the “pre-65 Face Amount”). At age 70, the Face Amount will be 45% of the pre-65 Face Amount, at age 75, the Face Amount will be 30% of the pre-65 Face Amount and at age 80 or older, the Face Amount will be 20% of the pre-65 Face Amount.
A decrease in the Face Amount will result in a decrease in Death Benefit. If, following a decrease in Face Amount, the Certificate would not comply with the maximum premium limitations required by federal law, we will (at your election) either limit the decrease or return Cash Value to you to the extent necessary to meet those requirements.
OTHER BENEFITS AVAILABLE UNDER THE CERTIFICATE
In addition to the standard death benefit associated with your Policy, other standard and/or optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found under "Additional Information About Fees". We currently offer the following riders under the Certificate, subject to state availability:
NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS
Waiver of Monthly Deductions During Total Disability Rider	This rider provides for the waiver of monthly deductions while the insured is totally disabled, including cost of insurance and monthly certificate expense charges, upon proof of disability.	Standard	Benefit is provided to you only if elected by your employer and may not be terminated. The Insured must have become disabled before age 60.
Dependent Life Benefit — Children’s Term Insurance Benefit.	This rider provides term insurance in an amount selected at issue upon proof of death for any insured child.	Optional	Available only if elected by your employer. If coverage is applied for after certificate issue, may be subject to underwriting.
Dependent Life Benefit — Spouse's Term Insurance Benefit.	This rider provides term insurance in an amount selected at issue upon proof of death of the Insured’s spouse.	Optional	Available only if elected by your employer. If coverage is applied for after certificate issue, may be subject to underwriting.
Accelerated Benefits Rider	Under this rider, you may receive an accelerated payment of a portion of your death benefit if the Insured is terminally ill.	Standard	Payment under this rider may affect eligibility for benefits under state or federal law
Accidental Death and	This rider provides for the	Standard	Benefit is provided to you

NAME OF BENEFIT	PURPOSE	IS BENEFIT STANDARD OR OPTIONAL?	BRIEF DESCRIPTION OF RESTRICTIONS OR LIMITATIONS
Dismemberment Benefit	payment of an insurance benefit if the Insured sustains an accidental injury that is the direct and sole cause of the Insured’s death or the Insured’s loss of a body part or bodily function.		only if elected by your employer.
Paid-Up Certificate Benefit	Terminates the death benefit (and any riders in effect) and uses all or part of the Cash Surrender Value as a single premium for a “paid-up” benefit.	Standard	The paid-up benefit must not be more than can be purchased using the Certificate’s Cash Surrender Value, more than the death benefit under the Certificate at the time you choose to use this provision, or less than $10,000.

Once you have elected a paid-up benefit, you may no longer allocate Cash Value to the Separate Account or the Fixed Account.
Dollar Cost Averaging Automatic Investment Strategy	Allows you to automatically transfer a predetermined amount of money from the Division that invests in the money market fund or an ultra short-term fund to a number of available Divisions.	Standard	Dollar Cost Averaging occurs after the close of business on each Monthly Anniversary or after close of business on the next business day following each Monthly Anniversary should your Monthly Anniversary fall on a nonbusiness day (weekend or holiday).
Annual Automatic Portfolio Rebalancing	Allows you to automatically reallocate your Cash Value among the elected Divisions to return the allocation to the percentages you specify.	Standard	This rebalancing occurs annually after the close of business on your Certificate anniversary or after the close of business on the next business day following your Certificate anniversary should your Certificate anniversary fall on a non-business day (holiday or weekend).

BUYING THE CERTIFICATE
Premium Payments
Where provided by an Employer, the minimum initial premium and the planned premium will be remitted to us by the Employer on your behalf pursuant to a premium payment schedule (the “Payroll Deduction Plan”). You must authorize the amount of the premiums remitted by the Employer. Please note that if the Employer does not remit premiums on a timely basis in accordance with the established premium payment schedule, you may not participate in investment experience under your Certificate until the premium has been received and credited to your Certificate in accordance with our established administrative procedures. If the Employer does not provide a Payroll Deduction Plan, you must pay the minimum premium and the planned premium directly to us. In addition to planned premiums, you may send unscheduled premium payments directly to us at any time and in any amount, subject to the minimum and maximum premium limitations described below. Premium payments made directly to us should be sent to our Administrative Office. The payment of an unscheduled premium payment may have federal income tax consequences.
Minimum Initial Premium
No insurance will take effect until the minimum initial premium set forth in the specifications pages of the Certificate is paid, and the health and other conditions, including eligibility of the insured described in the application for insurance, must not have changed. The planned premium is an amount that you arrange to pay for the Certificate that is based on the requested initial Face Amount, the Issue Age of the Insured and the charges under the Certificate. You are not required to pay premiums equal to the planned premium.
We will apply the minimum initial premium to a Certificate on the Investment Start Date. We will apply subsequent premiums as of the Valuation Date we receive the premiums. Premiums will be “received” on a Valuation Date when we receive at our Administrative Office, before the New York Stock Exchange closes for regular trading (usually 4:00 p.m. Eastern time), the premium as well as the supporting documentation necessary for us to determine the amount of premium per Certificate. Notwithstanding the foregoing, premiums that the Employer remits to cover the next monthly charges due are allocated to, and deducted from, a Certificate’s Cash Value on the Monthly Anniversary and therefore do not participate in the investment experience of the Separate Account.
If mandated by applicable law, the Company may be required to reject a premium payment until instructions are received from appropriate regulators. We also may be required to provide additional information about you and your account to government regulators.
Premium Flexibility
After the initial premium, and subject to the limitations described below, premiums may be paid in any amount and at any interval. A planned premium payment schedule provides for premium payments in a level amount at fixed intervals (usually monthly) agreed to by the Employer and us. You may skip planned premium payments. Making planned premium payments does not guarantee that the Certificate will remain in force. The Certificate will not necessarily lapse if you fail to make planned premium payments. Rather, this depends on the Certificate’s cash surrender value. If the cash surrender value on any monthly anniversary is less than the monthly deduction you will need to make a premium payment within the grace period to cover the monthly deduction. We will notify you at the beginning of the grace period by mail. The notice will specify the amount of premium required to keep the Certificate in force, and the date the payment is due. Subject to minimum premium requirements, the amount of the premium required to keep the Certificate in force will be the amount of the current monthly deduction. If we do not receive the specified minimum payment within the grace period, the Certificate will lapse and terminate without Cash Value. Upon lapse, any Indebtedness is extinguished and any collateral in the Loan Account is returned to the Company. If the Insured dies during the grace period, any overdue monthly deductions and Indebtedness will be deducted from the death benefit payable.
Premium Limitations
Every premium payment (other than a planned premium) paid must be at least $20. We do not accept payment of premiums in cash or by money order. We reserve the right not to accept a premium payment other than a planned premium for up to six months from the date a partial withdrawal is paid to you, unless the premium payment is required to keep the Certificate in force.
We have established procedures to monitor whether aggregate premiums paid under a Certificate exceed the current maximum premium limitations that qualify the Certificate as life insurance according to federal tax laws. We will not accept any premium payment that would cause your total premiums to exceed those limits. If a premium payment would cause your total premiums to exceed the maximum premium limitations, we will accept only that portion of the premium that would make total premiums equal the maximum amount that may be paid under the Certificate. We will return any part of the premium in excess of the maximum premiums directly to you upon discovery of the excess payment, but in no event later than 60 days after the end of the Certificate Year in which payment is received.
Performance Guarantees
Your Employer may have negotiated an agreement under the Group Policy whereby we will refund a portion of the premium paid during a specified policy period if we fail to meet certain agreed-upon standards of service (“Performance Guarantees”). We will credit (or remit payment) of such premium refund within a specified period following the end of the policy period as directed by your Employer. Please contact your Employer for information on whether there is a Performance Guarantee, the terms of any such Performance Guarantee, and how a premium refund applicable to any particular policy period will be communicated to you.
Modified Endowment Contracts
Under federal tax laws, certain life insurance contracts are classified as modified endowment contracts, which receive less favorable tax treatment than other life insurance contracts. If we receive a premium payment that, together with the remaining scheduled premium payments for the Certificate year, would cause a Certificate to become a MEC, we will accept only that portion of the premium below the MEC limits. We will return any excess amounts directly to you. We will apply premium payments over the MEC limits only when you instruct us to do so in a writing that acknowledges that application of such amounts will result in the Certificate becoming a MEC. We will notify you when we believe that a premium payment will cause a Certificate to become a modified endowment contract. You may request that we refund any premium received that would cause the Certificate to become a MEC.
Allocation of Net Premiums and Cash Value
When you apply for a Certificate, you give us instructions to allocate your net premiums to one or more Divisions of the Separate Account and/or the Fixed Account. If you fail to provide allocation instructions, we may allocate your net premiums as described in the application. We will allocate your net premiums according to the following rules:
•	The minimum percentage of any allocation to an investment option is 10 percent of the net premium.
•	Allocation percentages must be in whole numbers and the sum of the percentages must equal 100.

•	The initial net premium will be allocated on the Investment Start Date, which is the later of the Effective Date of the Certificate or the date we receive the initial premium at our Administrative Office.
•	We will allocate net premiums (after the initial net premium) as of the date we receive them at our Administrative Office according to the premium allocations currently in effect for your Certificate, unless otherwise specified.
•	You may change the allocation instructions for additional net premiums without charge at any time by providing us with written notice. Any change in allocation will take effect at the end of the Valuation Period during which we receive the change.
Investment returns from amounts allocated to the Divisions of the Separate Account will vary with the investment performance of the Divisions and will be reduced by Certificate charges. You bear the entire investment risk for amounts you allocate to the Divisions. Investment performance will affect the Certificate’s Cash Value, and may affect the death benefit as well. You should periodically review your allocation of premiums and values in light of market conditions and overall financial planning requirements.
If you send your premium payments or transaction requests to an address other than the one that we have designated for receipt of such premium payments or requests, we may return the premium payment to you, or there may be a delay in applying the premium payment or transaction to your Certificate.
HOW YOUR CERTIFICATE CAN LAPSE
Lapse
A Certificate may enter a 62-day grace period and possibly lapse (terminate without value or death benefit) if the Cash Surrender Value is not enough to cover the next monthly deduction. If you have taken out a loan, then your Certificate also will enter a grace period and possibly lapse whenever the Indebtedness exceeds the Cash Value on the Monthly Anniversary. Thus, the payment of premiums in any amount does not guarantee that the Certificate will remain in force until the Maturity Date.
We will notify you at the beginning of the grace period by mail. The notice will specify the amount of premium required to keep the Certificate in force, and the date the payment is due. Subject to minimum premium requirements, the amount of the premium required to keep the Certificate in force will be the amount of the current monthly deduction. If we do not receive the specified minimum payment within the grace period, the Certificate will lapse and terminate without Cash Value. Upon lapse, any Indebtedness is extinguished and any collateral in the Loan Account is returned to the Company. If the Insured dies during the grace period, any overdue monthly deductions and Indebtedness will be deducted from the death benefit payable.
Your Certificate can also terminate in some cases if your employer ends its participation in the Group Policy. This is discussed in detail under “Effect of Termination of Employer Participation in the Group Policy,” below. If your Employer replaces your Plan with another plan that offers a life insurance product designed to have cash value, we will transfer your Cash Surrender Value to the other life insurance product. If the other life insurance product is not designed to have cash value, or you are not covered by the new product, or your Employer does not replace your Plan with another plan that offers a life insurance product, we will pay your Cash Surrender Value to you.
Effect of Termination of Employer Participation in the Group Policy
Your Employer can terminate its participation in the Group Policy or change the Plan to end coverage for a class or classes of Employees of which you are a member. In addition, the Group Policy may contain a provision that allows us to terminate your Employer’s participation in the Group Policy if:

•	during any twelve month period, the total Face Amount for all Certificate Owners under the Group Policy or the number of Certificates falls by certain amounts or below the minimum levels we establish (these levels are set forth in the Certificate), or
•	your Employer makes available to its employees another life insurance product.
Your Employer and MetLife must provide ninety days written notice to each other before terminating participation in the Group Policy. We will also notify you if we or your Employer terminate participation in the Group Policy. Termination means that your Employer will no longer send premiums to us through the Payroll Deduction Plan and that no new Certificates will be issued to Employees in your Employer’s group.
If your Employer or MetLife terminates your Employer’s participation in the Group Policy, whether you will remain an Owner of your Certificate depends on your Plan.
Under some Plans, you will remain an Owner of your Certificate even if the Plan terminates, coverage for a class or classes of Employees of which you are a member ends or the Employee’s employment ends. You cannot have elected a paid-up Certificate and, in certain Plans, your Certificate must have been in force for more than two years. If a Certificate was issued to you covering your spouse, you will remain the Owner of that Certificate as well. We will bill you for planned premiums and you will have to pay us directly. A new planned premium schedule will be established with payments no more frequently than quarterly (unless you utilize the authorized electronic funds transfer option). We may allow payment of planned premium through periodic (usually monthly) authorized electronic funds transfer. Of course, unscheduled premium payments can be made at any time. Your payments may change as a result of higher Administrative Charges and higher current cost of insurance charges but the charges will never be higher than the guaranteed amounts for these charges. Also, we may no longer consider you a member of your Employer’s group for purposes of determining cost of insurance rates and charges.
Under other Plans, if the Plan terminates, coverage for a class or classes of Employees of which you are a member ends or the Employee’s employment ends, we will terminate your Certificate. If your Employer replaces your Plan with another plan that offers a life insurance product designed to have cash value, we will transfer your Cash Surrender Value to the other life insurance product. If the other life insurance product is not designed to have cash value, or you are not covered by the new product, or your Employer does not replace your Plan with another plan that offers a life insurance product, we will pay your Cash Surrender Value to you. We may pay any Cash Value allocated to the Fixed Account over a period of up to five years in equal annual installments. If we pay the Cash Surrender Value to you, the Federal income tax consequences of the distribution to you would be the same as if you surrendered your Certificate.
You also have the option of choosing a paid-up Certificate. In addition, you may convert your Death Benefit into a new individual policy of life insurance from us without evidence of insurability but you must complete an application and the new policy will have new benefits and charges. If you choose the conversion rights, the insurance provided will be substantially less (and in some cases nominal) than the insurance provided under the Certificate.
Reinstatement
Unless you have surrendered the Certificate, you may reinstate a lapsed Certificate by written application at any time while the Insured is alive and within three years after the end of the Grace Period and before the Maturity Date. You may not reinstate a lapsed Certificate if the Plan has been terminated and the Plan would not permit you to retain your Certificate.
Reinstatement is subject to the following conditions:

•	Evidence of the insurability of the Insured satisfactory to us (including evidence of insurability of any person covered by a rider to reinstate the rider).
•	Payment of a premium that, after the deduction of any premium charges (premium expense charge and premium tax charge), is large enough to cover: (a) the monthly deductions due at the time of lapse, and (b) two times the monthly deduction due at the time of reinstatement.
•	Payment or reinstatement of any Indebtedness. Any Indebtedness reinstated will cause a Cash Value of an equal amount also to be reinstated.
If you meet the requirements to reinstate a lapsed Certificate your face amount will be reinstated to the amount in effect immediately prior to the lapse. If you reinstate a lapsed Certificate and elect to reinstate any Indebtedness existing immediately before the Certificate lapsed, the corresponding collateral for the Indebtedness would also be reinstated as part of the Cash Value of the reinstated Certificate. The amount of Cash Value on the date of reinstatement will be equal to the amount of any Indebtedness reinstated, increased by the net premiums paid at reinstatement and any loans paid at the time of reinstatement.
If a Certificate is reinstated after 90 days of lapse, a new Certificate will be issued to you. The effective date of the new Certificate will be the Monthly Anniversary on or next following the date we approve the application for reinstatement. There will be a full monthly deduction for the Certificate Month that includes that date. If the Group Contract was issued before January 1, 2020, the guaranteed cost of insurance rates for the new Certificate will be based on the 2001 Commissioners Standard Ordinary Mortality Table C. If the Group Contract was issued on or after January 1, 2020, the guaranteed cost of insurance rates will be based on the 2017 Commissioners Standard Ordinary Male Mortality Table.
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR CERTIFICATE
Surrender and Partial Withdrawals
During the lifetime of the Insured and while a Certificate is in force, you may surrender the Certificate, or make a partial withdrawal of the Cash Value. We generally will forward amounts payable upon surrender or a partial withdrawal within seven days of receipt of your request. We may postpone payment of surrenders and partial withdrawals under certain conditions. Surrenders and partial withdrawals may have federal income tax consequences.
Surrender. You may surrender the Certificate by sending a written request, on a form provided by us, by mail or facsimile to our Administrative Office. We determine the Cash Surrender Value as of the end of the Valuation Period during which we receive the surrender request. To effect a surrender, we may require that you return the Certificate to our Administrative Office along with the request to surrender the Certificate. Alternatively, we may require that the request be accompanied by a completed affidavit of lost Certificate. We can provide a lost Certificate upon request.
Upon surrender, we will pay to you the Cash Surrender Value equal to the Cash Value on the date of surrender, less any Indebtedness. If we receive the request to surrender the Certificate on a Monthly Anniversary, the monthly deduction otherwise deductible will be included in the amount paid. Coverage and other benefits under a Certificate will terminate as of the date of surrender and cannot be reinstated.
Partial Withdrawals. You may make up to one partial withdrawal each Certificate Month. You may request a partial withdrawal in writing (by mail or facsimile) to our Administrative Office or via the Internet. We will process each partial withdrawal using the Cash Value determined at the end of the Valuation Period during which we receive your request.
The minimum amount of a partial withdrawal, net of any transaction charges, is currently $200. We reserve the right to increase this minimum amount up to $500. The maximum amount that can be withdrawn, including the partial withdrawal transaction charge, is the Cash Surrender Value less twice the amount of the Monthly Deduction just prior to the partial withdrawal. While we are currently allowing partial withdrawals in an amount, including the partial withdrawal transaction charge, equal to the Cash Surrender Value, we reserve the right to reduce the maximum withdrawal amount by twice the amount of the Monthly Deduction. The partial withdrawal transaction charge equals the lesser of $25 or 2% of the amount withdrawn. In addition, the maximum amount that can be withdrawn in any Certificate Year, from the Fixed Account is 25% of the largest amount in the Fixed Account over the last four Certificate Years (or less if the Certificate has been in force for less than four Certificate Years). We are not currently enforcing this restriction on partial withdrawals from the Fixed Account but reserve our right to do so in the future. Subject to the above conditions, you may allocate the amount withdrawn among the Divisions and/or the Fixed Account. If no allocation is specified, we will deduct the amount of the partial withdrawal (including any partial withdrawal transaction charge) from the Divisions and the Fixed Account on a pro-rata basis (that is, based on the proportion that the Certificate’s Cash Value in each Division and the Fixed Account bears to the unloaned Cash Value of the Certificate). If restrictions on amounts that may be withdrawn from the Fixed Account will not allow this proportionate allocation, we will request that you specify an acceptable allocation. If, following a partial withdrawal, insufficient funds remain in a Division and/or in the Fixed Account to pay the partial withdrawal transaction charge as allocated, the unpaid charges will be allocated equally among the remaining Divisions and/or the Fixed Account. You may request that the partial withdrawal transaction charge be paid from your Cash Value in a particular Division and/or the Fixed Account. You may not make a partial withdrawal if, or to the extent that, the partial withdrawal would reduce the Face Amount below $10,000.
A partial withdrawal can affect the Face Amount, the death benefit and the net amount at risk (which is used to calculate the cost of insurance charge). If death benefit Option A is in effect and the death benefit equals the Face Amount, we will reduce the Face Amount, and thus the death benefit, by the amount of the partial withdrawal (plus the partial withdrawal transaction charge). If Option B is in effect and the death benefit equals the Face Amount plus the Cash Value, we will not reduce the Face Amount, but will reduce the Cash Value and, thus, the death benefit by the amount of the partial withdrawal (plus the partial withdrawal transaction charge). If however, the death benefit is in a “tax corridor” under either Option A or Option B — that is, if the death benefit equals the Cash Value multiplied by a percentage based on federal tax law requirements described in Section 7702(d) of the Code, then we will reduce the Face Amount to the extent that the amount of the partial withdrawal (plus the partial withdrawal transaction charge) exceeds the amount equal to the difference between the death benefit and the Face Amount. We will reduce the death benefit correspondingly. Face Amount decreases resulting from partial withdrawals will first reduce the most recent Face Amount increase, then the most recent increases in succession, and lastly the initial Face Amount.
ADDITIONAL INFORMATION ABOUT FEES
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Certificate. We may charge fees and use rates that are lower than the maximum guaranteed charges reflected in the tables. The Employer chooses which charges, Group A, Group B or Group C, will apply to the Certificates issued to the Employees of the Employer. Please refer to your Certificate specification page for information about the specific fees you will pay each year based on the options you have elected.

The first table describes the fees and expenses that you will pay at the time that you buy the Certificate, surrender or make withdrawals from the Policy, or transfer cash between investment options.
Transaction Charges
Charge	When Charge is Deducted	Maximum Amount Deducted
Premium Tax Charge	Upon Receipt of Premium Payment	Group A	Group B	Group C
		2.25%	2.25%	No explicit charge(1)
Partial Withdrawal Charge	Upon each partial withdrawal from the Certificate	$25 (2)
Transfer Charge	Upon transfer in excess of 12 in a Certificate Year	$25 per transfer(3)
Accelerated Benefits Rider Administrative Charge	At the time an accelerated death benefit is paid	$150 (3)
(1)	For Certificates issued under a Group C charge structure, the premium tax charge is not assessed as explicit charge; instead, it is included in the insurance rates resulting in a higher cost of insurance charge for these Certificates.
(2)	The partial withdrawal charge is equal to the lesser of $25 or 2% of the amount of the withdrawal.
(3)	We do not currently impose this charge.
The next table describes the fees and expenses that you will pay periodically during the time that you own the Certificate not including Portfolio fees and expenses.

Periodic Charges Other Than Annual Portfolio Expenses
Charge	When Charge Deducted	Amount Deducted
Base Contract Charge:
Cost of Insurance(1) • Minimum and Maximum Charge	Monthly	$0.26 to $112.63 per $1,000 of net amount at risk
• Charge for a Representative Insured (2)		$0.81 per $1,000 net amount at risk
Administrative Charge(3)	Monthly	Group A	Group	Group C
		$6.50	No explicit charge(4)	No explicit charge(4)
Mortality and Expense Risk Charge(5)	Daily	0.90% (annually) of the net assets of each Division of the Separate Account
Loan Interest Spread(6)	Each Certificate Anniversary	2.0%
Optional Benefit Charges:
Waiver of Monthly Deductions During Total Disability Rider(7), (8)	Monthly
• Minimum and Maximum Charge		$0.10 to $$0.31 per $1,000 net amount at risk
• Charge for a Representative Insured (2)		$0.00 per $1,000 net amount at risk
Dependent’s Life Benefits Rider -Child	Monthly	$0.41 per $1,000 of coverage
Dependent’s Life Benefits Rider –Spouse(7)
• Minimum and Maximum Charge	Monthly	$0.26 to $112.63 per $1,000 net amount at risk
• Charge for a Representative Insured (9)		$0.81 per $1,000 of coverage net amount at risk
Accidental Death and Dismemberment Insurance Rider(7), (8)	Monthly
• Minimum and Maximum Charge		$0.26 to $112.63 per $1,000 net amount at risk
• Charge for a Representative Insured (2)		$0.81 per $1,000 net amount at risk
(1)	Cost of insurance rates vary based on the Insured’s Attained Age and rate class. The cost of insurance charge will also vary depending on which charge structure the Employer has chosen for the Certificates. The cost of insurance charge is greater for participants in a Plan that uses a Group B or Group C charge structure than those in a Plan that uses a Group A charge structure. The cost of insurance charges shown in the table may not be typical of the charges you will pay. More detailed information concerning your cost of insurance charges is available on request from our Administrative Office.
(2)	A representative Insured is a person with an, attained age of 43, actively at work.
(3)	The maximum administrative charge we can apply to any Certificate can vary but will not exceed the amounts in the table. Please refer to the specifications pages of your Certificate for the administrative charge that applies to your Certificate.
(4)	For Certificates issued under a Group B or Group C charge structure, the administrative charge is not assessed as an explicit charge; instead, it is included in the insurance rates resulting in a higher cost of insurance charge for these Certificates.
(5)	The Mortality and Expense Risk Charge is currently 0.75% (annually) of the net assets of each Division of the Separate Account.
(6)	While the amount we charge you is guaranteed not to exceed 8% annually and the amount we credit is guaranteed not to be lower than the guaranteed minimum annual rate in effect on the issue date of your Group Policy, which in no event will be lower than 1%. We also guarantee that the Loan Interest Spread will not be greater than 2%.
(7)	Charges for this rider vary based on the Insured’s individual characteristics. The cost of insurance charge shown in the table may not be representative of the charge that a you will pay. Your Certificate will indicate the rider charges applicable to your Certificate. More detailed information concerning your charges is available on request from our Administrative Office.
(8)	The maximum charge for these riders does not increase the maximum charge outlined under the maximum charge of the Cost of Insurance Charge.
(9)	For Dependent’s Life’s Benefits Rider — Spouse a representative Insured is an employee’s spouse that has an attained age of 43.
Annual Portfolio Expenses
The next table shows the minimum and maximum total operating expenses charged by the Portfolios that you may pay periodically during the time that you own the Policy. A complete list of the Portfolios available under the Certificate, including their annual expenses, may be found in Appendix A at the back of this document.
	Minimum	Maximum
Annual Portfolio Expenses (as a percentage of average net assets) (expenses that are deducted from Portfolio assets, including management fees, distribution and/or service (12b-1) fees, and other expenses)	0.28%	0.77%

GLOSSARY
Administrative Office — The service office of the Company. The mailing address is: MetLife GVUL; Suite 600; 11330 Olive Boulevard; St Louis, MO 63141. Unless another location is specified, all applications, notices and requests should be directed to the Administrative Office at the address above or, if permitted, to our facsimile number (866-347-4483). You may also contact us for information at 1-800-756-0124.
Attained Age —  The Issue Age of the Insured plus the number of completed Certificate Years.
Associated Companies —  The companies listed in a Group Policy’s specifications pages that are under common control through stockownership, contract or otherwise, with the Employer.
Beneficiary  — The person(s) named in a Certificate or by later designation to receive Certificate proceeds in the event of the Insured’s death. A Beneficiary may be changed as set forth in the Certificate and this Prospectus. Unless otherwise stated in the Certificate, the Beneficiary has no rights in a Certificate before the death of the Insured. If there is more than one Beneficiary at the death of the Insured, each will receive equal payments unless otherwise provided by the Owner.
Cash Value — The total amount that a Certificate provides for investment at any time. It is equal to the total of the amounts credited to the Owner in the Separate Account, the Fixed Account, and in the Loan Account.
Cash Surrender Value — The Cash Value of a Certificate on the date of surrender, less any Indebtedness.
Certificate  — A document issued to Owners of Certificates issued under Group Policies, setting forth or summarizing the Owner’s rights and benefits.
Certificate Anniversary —  The same date each year as the Plan Anniversary Date.
Certificate Month — A month beginning on the Monthly Anniversary.
Certificate Year — A period beginning on a Certificate Anniversary and ending on the day immediately preceding the next Certificate Anniversary.
Division  — A subaccount of the Separate Account. Each Division invests exclusively in an available underlying Portfolio.
Effective Date of the Certificate — The date on which insurance coverage shall take effect for an Insured.
Employee  — A person who is employed and paid for services by an Employer on a regular basis and who is an eligible employee under the Employer’s Plan. To qualify as an employee, a person ordinarily must work for an Employer at least 30 hours per week. MetLife may waive or modify this requirement at its discretion. An employee may include a partner in a partnership if the Employer is a partnership. An employee may also refer to members of sponsoring organizations.
Employer — The Employer, association, or sponsoring organization that is issued a Group Policy or participates in the Group Policy issued to the trust.
Face Amount — The minimum death benefit under the Certificate so long as the Certificate remains in force.
Fixed Account — The Certificate option where your money earns annual interest at a rate that will not be lower than the guaranteed minimum rate in effect on the issue date of your Group Policy, which in no event will be lower than 1%. We may credit higher rates of interest, but are not obligated to do so. This may not be available on all

Certificates as an option. The Fixed Account is part of the Company’s general account. Aspects of the Fixed Account are briefly summarized in order to give a better understanding of how the Policy functions.
Fund– An underlying mutual fund in which the Separate Account assets are invested.
General Account — The assets of Metropolitan Life other than those allocated to the Separate Account or any other separate account.
Group Policy — A group variable universal life insurance policy issued by the Company to the Employer or to the MetLife Group Insurance Trust or similar trust.
Indebtedness  — The sum of all unpaid Certificate Loans and accrued interest charged on loans.
Insurance  — Insurance provided under a Group Policy on an Employee or an Employee’s spouse.
Insured  —  The person whose life is insured under a Certificate.
Investment Start Date — The date the initial premium is applied to the Fixed Account and to the Divisions of the Separate Account. This date is the later of the Effective Date of the Certificate or the date the initial premium is received at our Company’s Administrative Office.
Issue Age — The Insured’s Age as of the date the Certificate is issued.
Loan Account — The account of the Company to which amounts securing Certificate Loans are allocated. It is a part of the Company’s general account assets.
Loan Value — The maximum amount that may be borrowed under a Certificate after the first Certificate Anniversary.
Maturity Date — The Certificate Anniversary on which the Insured reaches a certain Attained Age, generally 95. In some Plans, the Attained Age may be later than 95. Please refer to the specifications page of your Certificate for the Attained Age that applies to your Certificate. (Also the final date of the Certificate.)
Monthly Anniversary — The same date in each succeeding month as the Effective Date of the Certificate except that whenever the Monthly Anniversary falls on a date other than a Valuation Date, the Monthly Anniversary will be deemed the next Valuation Date. If any Monthly Anniversary would be the 29th, 30th, or 31st day of a month that does not have that number of days, then the Monthly Anniversary will be the last day of that month.
Net Premium — The premium less any premium charges.
Owner (or you) — The Owner of a Certificate, as designated in the application or as subsequently changed.
Plan  — The Group Variable Universal Life Insurance Plan for Employees of the Employer provided under a Group Group Policy issued directly to the Employer or through participation of the Employer in the Group Policy issued to the MetLife Group Insurance Trust or similar trust.
Plan Anniversary Date — The effective date of the Plan set forth on the specifications page of your Certificate.
Portfolio  — A portfolio represents a class (or series) of stock of a Fund in which a Division's assets are invested.
SEC (or the Commission) — The Securities and Exchange Commission.

Separate Account — Paragon Separate Account B, a separate investment account established by the Company to receive and invest the net premiums paid under the Certificate.
Spouse  — An employee’s legal spouse.
Valuation Date — Each day that the New York Stock Exchange is open for regular trading.
Valuation Period — The period between two successive Valuation Dates, commencing at the close of regular trading on the New York Stock Exchange (usually 4:00 p.m. Eastern time) on a Valuation Date and ending at the close of regular trading on the New York Stock Exchange on the next succeeding Valuation Date.

APPENDIX A: PORTFOLIOS AVAILABLE UNDER THE CERTIFICATE
The following is a list of the Portfolios currently available under the Certificate. More information about the Portfolios is available in the prospectuses for the Portfolios, which may be amended from time to time and can be found online at dfinview.com/metlife/tahd/MET000250  . You can also request this information at no cost by calling (800) 756-0124 or by sending an email request to GVUL-eservice@metlifecommercial.com.
The current expenses and performance information below reflects fees and expenses of the Portfolios, but does not reflect the other fees and expenses that the Certificate may charge. Expenses would be higher and performance would be lower if these other charges were included. Each Portfolio's past performance is not necessarily an indication of future performance.
INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks long-term capital appreciation.	American Funds New World Fund®* - Class 1 Capital Research and Management CompanySM	0.59%	23.89%	13.62%	6.80%
Seeks a high level of current income consistent with prudent investment risk and preservation of capital.	American Funds U.S. Government Securities Fund* (formerly known as American Funds U.S. Government/AAA-Rated Securities Fund) - Class 1 Capital Research and Management CompanySM	0.23%	10.09%	3.93%	3.37%
Seeks long-term growth of capital.	BlackRock Capital Appreciation Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC	0.63%	40.66%	20.74%	15.29%
Seeks a high level of current income consistent with preservation of capital.	BlackRock Ultra-Short Term Bond Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: BlackRock Advisors, LLC	0.36%	0.43%	1.12%	0.56%
Seeks long-term capital appreciation.	Brighthouse/Wellington Large Cap Research Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Wellington Management Company LLP	0.55%	22.27%	14.95%	13.87%
Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Freedom 2020 Portfolio - Initial Class Fidelity Management & Research Company LLC	0.53%	15.06%	10.00%	8.16%
Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Freedom 2030 Portfolio - Initial Class Fidelity Management & Research Company LLC	0.59%	16.89%	11.58%	9.51%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Freedom 2040 Portfolio - Initial Class Fidelity Management & Research Company LLC	0.67%	19.28%	12.77%	10.38%
Seeks high total return with a secondary objective of principal preservation as the fund approaches its target date and beyond.	Freedom 2050 Portfolio - Initial Class Fidelity Management & Research Company LLC	0.67%	19.28%	12.76%	10.44%
Seeks capital appreciation.	Invesco Global Equity Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Invesco Advisers, Inc.	0.57%	27.92%	15.13%	11.83%
Seeks a high level of income consistent with moderate fluctuations in principal value.	Limited-Term Bond Portfolio* - X T. Rowe Price Associates, Inc.	0.50%	4.71%	2.52%	1.77%
Seeks long-term growth of capital.	Loomis Sayles Growth Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Loomis, Sayles & Company, L.P.	0.57%	32.54%	13.33%	14.42%
Seeks to track the performance of the Bloomberg Barclays U.S. Aggregate Bond Index.	MetLife Aggregate Bond Index Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.27%	7.21%	4.21%	3.58%
Seeks to track the performance of the Standard & Poor’s MidCap 400® Composite Stock Price Index.	MetLife Mid Cap Stock Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.32%	13.39%	12.08%	11.25%
Seeks to track the performance of the MSCI EAFE® Index.	MetLife MSCI EAFE® Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.39%	7.85%	7.46%	5.33%
Seeks to track the performance of the Russell 2000® Index.	MetLife Russell 2000® Index Portfolio - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.33%	19.62%	13.22%	11.21%
Seeks to track the performance of the Standard & Poor’s 500® Composite Stock Price Index.	MetLife Stock Index Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: MetLife Investment Advisors, LLC	0.27%	18.10%	14.93%	13.60%
Seeks a favorable total return through investment in a diversified portfolio.	MFS ® Total Return Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company	0.61%	9.76%	8.90%	8.49%

INVESTMENT OBJECTIVE	PORTFOLIO AND ADVISER/SUBADVISER	CURRENT EXPENSES	AVERAGE ANNUAL TOTAL RETURNS (as of 12/31/2020)
			1 YEAR	5 YEAR	10 YEAR
Seeks capital appreciation.	MFS ® Value Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Massachusetts Financial Services Company	0.58%	3.96%	10.43%	11.24%
Seeks to maximize total return consistent with preservation of capital.	Western Asset Management Strategic Bond Opportunities Portfolio* - Class A Brighthouse Investment Advisers, LLC Subadviser: Western Asset Management Company	0.55%	6.92%	6.71%	5.55%
*	The Portfolio is subject to an expense reimbursement or fee waiver arrangement. The annual expenses shown reflect temporary fee reductions.

To learn more about the Certificate, you should read the Prospectus and SAI dated the same date as this Summary Prospectus which are incorporated herein by reference and are legally a part of this Summary Prospectus. They include additional information about the Certificates and the Separate Account. You can find these documents on line at dfinview.com/metlife/tahd/MET000250. For a free copy of the Prospectus and SAI, to receive free personalized illustrations of death benefits and Cash Values, and to request other information about the Certificate, please call 1-800-756-0124, send an email request to GVULeservice@metlifecommercial.com or write to us at our Administrative Office. The mailing address for our Administrative Office is: MetLife GVUL; Suite 600; 11330 Olive Boulevard; St Louis, MO 63141.
EDGAR ID: C000034618